Exhibit 5.1

[LETTERHEAD OF MORGAN LEWIS]

December 5, 2003

NutriSystem, Inc.

202 Welsh Road

Horsham, PA 19044

Ladies and Gentlemen:

We have acted as counsel for NutriSystem, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offer and sale by the Company from time to time, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) of 3,039,740 shares of common stock, par value $.001 per share, of the Company (the “Common Stock”) which may include shares of Common Stock issuable upon the exercise of warrants to purchase shares of the Common Stock (the “Warrants”).

In connection with this letter, we have examined a copy of (1) the Registration Statement; (2) the Company’s Certificate of Incorporation, as amended to the date hereof (the “Certificate”); (3) the Company’s By-laws (the “By-laws”), as amended to the date hereof; (4) certain resolutions of the Company’s Board of Directors (the “Board”) relating to the Registration Statement and (5) such other documents as we have deemed appropriate. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.

For the purpose of the opinions set forth below, we have assumed, without independent investigation or verification, that (1) the issuance, sale, number or amount, as the case may be, and terms of Securities to be offered from time to time will be duly authorized and established, in accordance with the Certificate, the By-laws and applicable Delaware law, (each, a “Board

Action”), and will not conflict with or constitute a breach of the terms of any agreement or instrument to which the Company is subject; (2) any Warrants will be issued under one or more warrant agreements (each, a “Warrant Agreement”) between the Company and the financial institution identified in the Warrant Agreement as a warrant agent (each, a “Warrant Agent”); (3) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and will comply with all applicable laws; (4) the Registration Statement will be effective and will comply with all applicable laws at the time the Securities are offered and issued as contemplated by the Registration Statement; (5) all Securities will be issued and sold in compliance with applicable federal and state securities laws; and (6) a definitive purchase, underwriting or similar agreement with respect to any Securities offered or issued will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. Upon due authorization by Board Action of the issuance and sale of shares of the Common Stock and upon issuance and delivery of such shares of Common Stock against payment for such shares (in an amount at least equal to the aggregate par value of such shares of the Common Stock) in accordance with the terms of the Board Action and as contemplated by the Registration Statement and, if applicable, upon the exercise of any Warrants in accordance with their respective terms (which shall, in each case, provide for payment of consideration that shall be at least equal to the aggregate par value of such shares of the Common Stock), such shares of the Common Stock will be validly issued, fully paid and nonassessable.

2. When a Warrant Agreement providing for the specific terms of a particular issuance of Warrants has been duly authorized by Board Action and has been duly executed and delivered by the Company and the Warrant Agent named in such Warrant Agreement and such Warrants, conforming to the requirements of such Warrant Agreement, have been duly countersigned or authenticated, as required, by such Warrant Agent and duly executed and delivered by the Company against payment for such Warrants in accordance with the terms and provisions of such Warrant Agreement and as contemplated by the Registration Statement, such Warrants will be valid, binding and enforceable obligations of the Company.

To the extent that the obligations of the Company under any Warrant Agreement may be dependent upon such matters, we assume for purposes of this opinion that the Warrant Agent with respect to such Warrant Agreement is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such Warrant Agent is duly qualified to engage in the activities contemplated by such Warrant Agreement; that such Warrant Agreement has been duly authorized, executed and delivered by such Warrant Agent and constitutes the legal, valid and binding obligation of such Warrant Agent, enforceable against such Warrant Agent in accordance with its terms; that such Warrant Agent is in compliance, generally and with respect to acting as a Warrant Agent under such Warrant Agreement, with all applicable laws and regulations; and that such Warrant Agent has the requisite organizational and legal power and authority to perform its obligations under such Warrant Agreement.

The opinions set forth above as to enforceability may be limited by: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

The foregoing opinions are limited to the General Corporation Law of the State of Delaware.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such opinion, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP